Exhibit 99.1

Contact:

SBG Investor Relations

Geoffrey Buscher

203-367-0411

gbuscher@sbgir.com

Xerium Signs Comprehensive Credit Agreement Amendment

YOUNGSVILLE, N.C., May 30, 2008 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that it has secured a fifth amendment to its existing senior credit facility. Citigroup Global Markets Inc. acted as the sole lead arranger, with more than 60 lenders participating. The term loan portions of the amended and restated $660 million Credit Facility mature on May 19, 2012, and the revolving credit portion matures on November 19, 2011. The amended facility requires the Company to comply with revised operating controls and financial covenants. The revised covenants place the Company in compliance with the financial requirements of the credit facility for the period ending and as of March 31, 2008.

“We appreciate the active engagement and support of our many lenders, who concur with the recently announced new strategic direction of the company. Through this amendment process, the lenders recognized that Xerium’s historical covenant compliance issues were the consequence of applying the Company’s very strong cash flows to purposes other than debt repayment,” said Stephen Light, President and Chief Executive Officer. “Substantially reducing our debt through the term of the new agreement is at the very heart of our strategic plan to improve the company, enhance operational efficiencies, and maximize value on behalf of our numerous stakeholders. We believe this new agreement provides us access to the funds we need to execute our plan. I’m very pleased we’ve reached this agreement with our lenders in a timely manner and thank them, CitiBank and the Alix Partners for their perseverance throughout this complex process.”

Key provisions of the Amended and Restated Credit Facility include:

•

Libor based grid rate pricing at an initial rate of Libor + 5.50% with three identified step downs contingent upon future improvements in credit ratings: Libor + 4.25%, Libor + 3.75%, and Libor + 2.75%

•	Covenants governing the use of proceeds from asset and equity sales

•	Prohibition against dividend payments for the term of the agreement

•	Limits on capital expenditures, restructuring, acquisitions and certain other investments

•	Freezing foreign exchange rates for the purpose of calculating debt for certain covenant purposes

•	Increased debt pay down requirements

•	Increased performance reporting requirements

For additional detail on the terms of the Credit Facility, please refer to the Company’s 8-K filed today with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,700 employees.

FORWARD-LOOKING STATEMENTS

This press contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) our revenues and profitability could be adversely affected by fluctuations in currency exchange rates; (ii) our profitability would be reduced by a decline in the prices of our products; (iii) our profitability could be adversely affected by fluctuations in interest rates; (iv) we may not be able to develop and market new products successfully or we may not be successful in competing against new technologies developed by competitors; (v) our credit facility contains restrictive covenants, including covenants requiring compliance with minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios, that will require us to improve our performance over time in order to comply therewith; (vi) our credit facility, as amended, prohibits the payment of dividends on our common stock; (vii) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (viii) we are subject to the risk of weaker economic conditions, including without limitation those affecting the paper industry, in the locations around the world where we conduct business, including current turmoil in the credit markets; (ix) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (x) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (xi) we are subject to any future changes in government regulation; (xii) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xiii) those other risks described under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the period ended December 31, 2007 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

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